Exhibit 99.1

Notice of Amendment for Financial Forecast

May 11, 2020

1.	Forecasted Operating Results for the Year Ending December 31, 2020

The Company has revised its financial results forecast for the year ending December 31, 2020 as previously disclosed on February 14, 2020.

The following table contains the forecasted financial results for the year ending December 31, 2020 (in thousands, except for per share amounts):

	Revenue (1)	Income from Operations (1)	Income before Income Taxes (1)	Net Income (1)	Non-GAAP Net Income (1)
2020 ($)	36,278 (3,948,135)	2,653 (288,726)	2,953 (321,375)	2,517 (273,925)	3,908 (425,308)
2020 - Revision	Undetermined	Undetermined	Undetermined	Undetermined	Undetermined
Change - Amount	― (―)	― (―)	― (―)	― (―)	― (―)
Change - %	―	―	―	―	―
2019 ($)	32,027 (3,485,498)	2,395 (260,648)	2,449 (266,525)	2,194 (238,773)	3,461 (376,661)

	Basic EPS (2)	Diluted EPS (2)	Non-GAAP Basic EPS (2)	Non-GAAP Diluted EPS (2)
2020	0.14 (15)	0.13 (14)	0.22 (24)	0.21 (23)
2020 - Revision	Undetermined	Undetermined	Undetermined	Undetermined
Change - Amount	― (―)	― (―)	― (―)	― (―)
Change - %	―	―	―	―
2019	0.13 (14)	0.12 (13)	0.20 (22)	0.19 (21)
(1)	Amounts were converted at 108.83 Japanese yen per U.S. dollar, which was the Telegraphic Transfer Middle Rate as per MUFG Bank, Ltd. (formerly Bank of Tokyo-Mitsubishi UFJ) as of March 31, 2020.

(2)	The forecasted basic EPS for the year ending December 31, 2020 was computed using a forecasted weighted-average shares outstanding for the year ending March 31, 2020.

2.	Revised Fiscal 2020 Guidance

Since it is difficult for us to precisely predict the impact from the recent COVID-19 pandemic at this point, we are not able to reasonably estimate our forecast of our results of operations. Therefore, we are withdrawing the forecast of our consolidated financial results, which we announced on February 14, 2020, and we are revising it to “Undetermined”. However, regarding the automotive camera market, since the demand of our products is expected to increase in the fourth quarter due to the usual seasonal factors and as a result of new design-wins that we obtained from automotive manufacturers prior to the COVID-19 pandemic, we expect that our sales to the automotive market in the second half of the year (the third quarter and the fourth quarter) will increase. Therefore, although our sales in the second half of the year (the third quarter and the fourth quarter) are not expected to meet our original forecast, which was announced on February 14, 2020, our sales in the second half of the year (the third quarter and the fourth quarter) are expected to be higher than our sales in the first half of the year (the first quarter and the second quarter). As a result, we expect that we will be able to have a net income for the fiscal year of 2020 as originally forecasted. We intend to announce a revised forecast as soon as we are able to provide an estimate.

Further, although it is difficult to reasonably estimate our sales in the second quarter at this point, based on the current situation, it is likely that our revenue will decrease and likely be in the range between $7.0 million and $7.2 million due to the impact of COVID-19. However, since our tape-out costs in the second quarter is expected to significantly decrease compared to the first quarter, we expect that we will be able to have a net income in the second quarter. The following is how we predict our sales in the second quarter for ① the surveillance camera market and ②the automotive camera market, respectively. ① Sales of surveillance camera market in the second quarter is expected to decrease by more than $1.0 million compared to our forecast as of February 14, 2020, due to the decrease of demand from countries other than China. ② In addition, sales of drive recorders in the automotive camera system market will decrease due to the decline of worldwide demand, even though we achieved multiple new design-wins from the automotive manufacturers prior to the COVID-19 pandemic. On the other hand, sales of rear cameras and car navigation systems in the second quarter is expected to increase.